Exhibit 99.1

JACKSONVILLE BANCORP ANNOUNCES
2015 FIRST QUARTER EARNINGS

JACKSONVILLE, FLA., May 5, 2015/ -- Jacksonville Bancorp, Inc. (the “Company”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (the “Bank”), announced today net income for the three months ended March 31, 2015 of $914 thousand compared to net income of $26 thousand for the three months ended March 31, 2014.  Book value and tangible book value per common share as of March 31, 2015 were $6.61 and $6.52, respectively.

Balance Sheet Overview

Total assets were $491.1 million as of March 31, 2015, compared to $488.6 million as of December 31, 2014.  The increase in total assets was due to an increase in cash and cash equivalents in the amount of $8.7 million.  This amount was offset by a decrease in securities available-for-sale of $4.3 million and net loans of $1.5 million during the three months ended March 31, 2015.

Total deposits were $423.1 million as of March 31, 2015, an increase of $7.4 million compared to total deposits of $415.8 million as of December 31, 2014.  The increase in total deposits when compared to December 31, 2014 was driven primarily by:

•	Non-interest bearing deposits increased $1.3 million, or 1.3%. This represents 25.8% of total deposits as of March 31, 2015;
•	Money market, NOW and savings deposits increased $12.5 million, or 7.2%, due to natural fluctuations in account balances; and
•	The time deposit portfolio decreased $6.5 million, or 4.9%, driven primarily by a $5.9 million reduction in brokered CDs. The remaining variance was due to a net decrease in local and national CDs when compared to the year ended December 31, 2014.

Total shareholders’ equity increased $1.2 million to $38.3 million as of March 31, 2015 compared to $37.1 million as of December 31, 2014.  This increase was attributable to an increase in accumulated comprehensive income of $262 thousand and net income during the three months ended March 31, 2015 of $914 thousand.

Asset Quality

As of March 31, 2015, nonperforming assets decreased to $13.0 million, or 2.64% of total assets, compared to $13.2 million, or 2.71% of total assets, as of December 31, 2014.

The following table presents information concerning nonperforming assets as of the last five quarters:

(Dollars in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Nonperforming Assets
Total nonperforming loans(1)	$8,975	$9,182	$14,130	$18,732	$16,579
Other real estate owned, net	4,007	4,061	4,606	4,000	3,559
Total nonperforming assets	$12,982	$13,243	$18,736	$22,732	$20,138
Allowance for loan losses	$(14,371)	$(14,377)	$(15,170)	$(14,616)	$(15,104)
Allowance for loan losses as a percentage of NPL's	160.12%	156.58%	107.36%	78.03%	91.10%
Nonperforming loans as a percentage of gross loans	2.40%	2.45%	3.92%	5.08%	4.37%
Total nonperforming assets as a percentage of total assets	2.64%	2.71%	3.67%	4.60%	4.05%
Total past due loans	$7,191	$14,488	$8,342	$13,835	$14,767
Loans past due 30-89 days, still accruing interest	$946	$6,756	$637	$1,294	$2,922

(1)	Total nonperforming loans (“NPL’s”) include loans on nonaccrual and loans past due over 90 days still on accrual.

Nonperforming loans remained relatively flat with a slight decrease of $207 thousand to $9.0 million as of March 31, 2015, from $9.2 million as of December 31, 2014.  Total loans past due 30-89 days, still accruing interest, were $946 thousand as of March 31, 2015 compared to $6.8 million as of December 31, 2014.  This decrease was primarily due to one large commercial real estate loan that was between 30-59 days past due as of December 31, 2014 which became current at the beginning of 2015, as well as continued general improvements in asset quality during the three months ended March 31, 2015.

Operating Results

Total interest income remained relatively flat at $5.1 million for the three months ended March 31, 2015 and 2014.  There was a decrease in average loan balances of $2.5 million offset by an increase in the average yield on loans to 5.08% for the three months ended March 31, 2015 compared to 5.03% for the three months ended March 31, 2014.  The increase in the loan yield was driven by the decrease in nonperforming loans as well as an increase in accretion recognized on acquired loans of approximately $33 thousand when compared to the same period in the prior year.

Interest expense decreased by $110 thousand to $742 thousand for the three months ended March 31, 2015, when compared to $852 thousand for the three months ended March 31, 2014.  The average cost of interest-bearing liabilities decreased 7 basis points to 0.88% for the three months ended March 31, 2015 compared to 0.95% for the same period in 2014.  The overall decrease in the average cost of interest-bearing deposits reflects an ongoing reduction in interest rates paid on deposits as a result of the re-pricing activities in the current low interest rate environment.

There was no provision for loan loss expense for the three months ended March 31, 2015 or 2014.  The Company recorded net charge-offs of $6 thousand for the three months ended March 31, 2015, compared to $0.7 million for the three months ended March 31, 2014.  Although the Company’s overall asset quality, as well as the economy in the markets served, is moving in a positive direction, management does not yet view this as a trend and will continue to monitor these metrics until such time as the trends are considered to be sustainable.

Noninterest income remained relatively flat at $373 thousand for the three months ended March 31, 2015, compared to $377 thousand for the three months ended March 31, 2014.

Noninterest expense decreased to $3.8 million for the three months ended March 31, 2015, compared to $4.6 million for the three months ended March 31, 2014.  This decrease was largely due to a decrease in salaries and employee benefits of $569 thousand, mainly due to the two reductions in the workforce that occurred as a result of the Company’s re-engineering efforts in 2014 during the second and fourth quarters.  In addition, there was a decrease of $92 thousand for occupancy and equipment, $22 thousand for director fees and $163 thousand for loan expenses as a result of the Company’s continued execution of its ongoing strategy to reduce problem assets. The remainder of the components of noninterest expense remained relatively flat period-over-period.

Income tax expense increased to $14 thousand for the three months ended March 31, 2015 compared to none in the same period of the prior year.  This was the result of Alternative Minimum Taxes.  The Company recorded a full valuation allowance against its deferred taxes as of December 31, 2011.  Based on an analysis performed as of March 31, 2015, it was determined that the need for a full valuation allowance still existed.

On a per common share basis, the Company had earnings per share of $0.16 for the three months ended March 31, 2015, compared to earnings per share of $0.00 for the same period in the prior year.

“Our talented and dedicated employees have endured difficult challenges in recent years but they have continued to serve our customers and community in an extraordinary manner,” stated Kendall L. Spencer, President and CEO of the Company. Mr. Spencer went on to say, “The first quarter results are reflective of executing our loan and deposit growth strategies, as well as the ongoing improvement in asset quality and the benefits reaped from our 2014 re-engineering initiatives.”

The Company

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $491.1 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida, as well as our virtual branch.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in the greater Jacksonville area of Northeast Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company’s markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Consolidated Earnings Summary
Total interest income	$5,074	$5,226	$5,251	$5,533	$5,118
Total interest expense	742	785	790	832	852
Net interest income	4,332	4,441	4,461	4,701	4,266
Provision for loan losses	-	-	-	287	-
Net interest income after provision for loan losses	4,332	4,441	4,461	4,414	4,266
Total noninterest income	373	379	867	379	377
Total noninterest expense	3,777	4,252	4,500	4,286	4,617
Income before income tax	928	568	828	507	26
Income tax (expense) benefit	14	(20)	20	-	-
Net income	$914	$588	$808	$507	$26

	For the Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Summary Average Consolidated Balance Sheet
Loans, gross	$373,264	$371,428	$363,232	$374,591	$375,753
Securities	76,867	81,849	82,693	81,483	85,005
Other earning assets	13,560	21,830	27,553	21,848	17,566
Total earning assets	463,691	475,107	473,478	477,922	478,324
Other assets	23,848	25,465	26,092	19,682	17,656
Total assets	$487,539	$500,572	$499,570	$497,604	$495,980

Interest-bearing liabilities	$340,125	$348,288	$355,148	$357,817	$362,542
Other liabilities	109,895	115,666	108,628	105,100	99,227
Shareholders' equity	37,519	36,618	35,794	34,687	34,211
Total liabilities and shareholders' equity	$487,539	$500,572	$499,570	$497,604	$495,980

	For the Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Per Share Data
Basic earnings per common share	$0.16	$0.10	$0.14	$0.09	$0.00
Diluted earnings per common share	$0.16	$0.10	$0.14	$0.09	$0.00
Basic weighted average common shares outstanding	5,795,471	5,795,121	5,795,121	5,795,095	5,795,095
Diluted weighted average common shares outstanding	5,800,429	5,807,599	5,797,102	5,795,639	5,802,828
Total shares outstanding at end of period	5,796,246	5,795,121	5,795,121	5,795,095	5,795,095
Closing market price per share	$11.00	$12.28	$10.79	$10.50	$10.50

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Selected ratios
Return on average assets	0.76%	0.47%	0.64%	0.41%	0.02%
Return on average equity	9.88%	6.37%	8.96%	5.86%	0.31%
Average equity to average assets	7.70%	7.32%	7.16%	6.97%	6.90%
Tangible common equity to tangible assets	7.70%	7.49%	6.99%	7.05%	6.80%
Interest rate spread	3.56%	3.46%	3.52%	3.71%	3.39%
Net interest margin	3.79%	3.71%	3.74%	3.95%	3.62%
Allowance for loan losses as a percentage of total loans	3.85%	3.84%	4.20%	3.97%	3.98%
Allowance for loan losses as a percentage of NPL's	160.12%	156.58%	107.36%	78.03%	91.10%
Ratio of net charge-offs as a percentage of average loans	0.01%	0.85%	(0.61)%	0.83%	0.71%
Efficiency ratio	80.28%	88.22%	84.46%	84.37%	99.44%

	As of
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Summary Consolidated Balance Sheet
Cash and cash equivalents	$33,088	$24,372	$54,244	$30,130	$23,563
Securities	73,306	77,633	82,425	82,168	81,123
Loans, gross	373,196	374,656	360,662	368,560	379,284
Allowance for loan losses	(14,371)	(14,377)	(15,170)	(14,616)	(15,104)
Loans, net	358,825	360,279	345,492	353,944	364,180
Other intangible assets, net	512	570	634	706	777
All other assets	25,350	25,730	27,689	27,691	27,131
Total assets	$491,081	$488,584	$510,484	$494,639	$496,774

Deposit accounts	$423,132	$415,756	$438,365	$420,870	$423,979
All other liabilities	29,643	35,716	35,825	38,249	38,291
Shareholders' equity	38,306	37,112	36,294	35,520	34,504
Total liabilities and shareholders' equity	$491,081	$488,584	$510,484	$494,399	$496,774